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                                                                    EXHIBIT 5.2


                  [LETTERHEAD OF KAVANAGH MALONEY & OSNATO LLP]


                                                                  April 17, 2002

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Banc of America Securities LLC
231 South LaSalle Street
Chicago, Illinois 60697

Locke Liddell & Sapp LLP
600 Travis Street
Houston, Texas 77002

Alvin L. Thomas II, Esq.
Synagro Technologies, Inc.
1800 Bering Drive, Suite 1000
Houston, Texas 77507

Ladies and Gentlemen:

         We have acted as special New York counsel to Synagro Technologies, Inc., a Delaware corporation (the "Company"), in connection with the delivery of that certain Purchase Agreement (the "Agreement"), dated April 8, 2002, among the Company, the entities listed on Schedule I hereto (the "Guarantors") and Lehman Brothers Inc. and Banc of America Securities LLC (the "Initial Purchasers").

         Terms used and not defined herein shall have the meaning given them in the Agreement.

         In connection with this opinion, we have examined and relied upon executed copies of:

         (a)      the Agreement;

         (b) that certain Exchange and Registration Rights Agreement dated April 17, 2002 among the Company, the Guarantors and the Initial Purchasers;

         (c) 9 1/2% Senior Subordinated Notes No. A-1, A-2 and A-3 dated April 17, 2002 in the principal amount of $149,400,000, $600,000 and $0, respectively, made by Company and payable to Cede & Co. (the "Notes");


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         (d)      those certain Note Guarantees by the Guarantors endorsed on each of the Notes pursuant to Article 11 of the Indenture (item (e) below);

         (e) that certain Indenture dated as of April 17, 2002 among the Company, the Guarantors, and Wells Fargo Bank Minnesota, N.A., as trustee;

the foregoing being herein sometimes referred to as the "Subject Documents". As to questions of fact material to our opinions, we have relied upon representations made in the Subject Documents.

         For purposes of the matters set forth herein, we have assumed: (i) the genuineness of all signatures on all documents, the legal capacity of natural persons and the legal existence of all parties; (ii) the good standing of the Company and each Guarantor under the laws of their respective jurisdictions, the power and authority of the Company and the Guarantors to enter into and perform all obligations under the Subject Documents to which they are a party, the due authorization by all requisite corporate, limited liability company or partnership action of the Company and the Guarantors of the execution, delivery and performance of the Subject Documents to which they are a party, the due execution and delivery by the Company and the Guarantors of the Subject Documents to which they are a party and that none of the execution, delivery or performance by the Company or any Guarantor of any Subject Document to which it is a party will contravene or violate any law, rule or regulation or result in a breach of any provision of its respective organizational documents, including, without limitation, its articles of incorporation, bylaws, certificate of formation, operating agreement or partnership agreement; (iii) that neither of the Initial Purchasers (a) is in violation of any law, rule or regulation applicable to, or resulting from the status of, either of the Initial Purchasers or (b) is required to make any filing or registration with, or obtain any consent or approval from, any governmental authority (other than those filings, registrations, consents or approvals already obtained), in either case, in connection with the execution, delivery and enforcement by the Initial Purchasers of the Subject Documents; (iv) the legality, validity, binding effect and enforceability of all Subject Documents against all parties thereto other than the Company or the Guarantors; (v) the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies and the authenticity of such originals; (vi) the truthfulness of the recitals, representations and statements as to factual matters in the documents examined by us; (vii) that all terms, provisions and conditions of, or relating to, the transactions contemplated by the Subject Documents are correctly and completely embodied in the Subject Documents and
(viii) that, except as stated in the Subject Documents, there are no documents or oral or written agreements between or among the Initial Purchasers, the Company or any Guarantor, and there has been no waiver of any of the provisions of the


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Subject Documents which, in either case, would have an effect on the opinions expressed herein.

         We are admitted to the bar in the State of New York and express opinions only as to the laws of the State of New York, and we express no opinion as to the laws of the United States of America or as to any other jurisdiction. Without limiting the foregoing, we wish to point out that, insofar as any matter is governed by the law of the State of Delaware, the State of Texas or the United States of America, we understand that you have received and have relied solely on the opinions of Messrs. Locke Liddell & Sapp LLP as to such matters, and we render no opinion express or implied on such matters.

         Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein it is our opinion that:

1. Except for such filings, consents, approvals, authorizations, registrations and qualifications as may be required under state securities laws, no consents, approvals, authorizations or orders of, or filings or registrations with, any governmental authority of the State of New York are required on the part of the Company or the Guarantors in connection with the execution and delivery of the Subject Documents by the Company or the Guarantors and the issuance and sale of the Notes in accordance with the Agreement.

2. The Subject Documents to which the Company is a party constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3. The Subject Documents to which each Guarantor is a party constitute the valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms.

         The opinions expressed above are subject to the following assumptions, limitations and qualifications: (i) our opinion set forth in paragraph 1 above is limited to those New York laws, rules and regulations which, in our experience, are normally applicable to transactions of the type provided for in the Subject Documents, but without our having made any special investigation concerning any other law, rule or regulation; (ii) the validity, binding effect and enforceability of any of the Subject Documents may be limited or otherwise affected by: (a)bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws generally affecting creditors' rights and remedies at the time in effect; and (b) general principles of equity, including without limitation specific performance or other equitable remedies and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); (iii) insofar as provisions contained in the Subject Documents provide for indemnification or contribution, or waivers of usury laws, the validity, binding effect and enforceability thereof may be limited by


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public policy considerations; and (iv) certain provisions of the Subject
Documents regarding remedies available on default may be subject to certain procedural requirements not reflected in the Subject Documents.

         We neither express nor imply any opinion regarding: (i) the validity, binding effect or enforceability of any provision of any of the Subject Documents which (a) requires the Company or any Guarantor to indemnify, or contribute to, any person for circumstances in which such person has acted in a negligent or wrongful manner or has failed or refused to act in a manner where such failure or refusal may be deemed negligent or wrongful, (b) purports to relieve any person from a standard of care or duty imposed by applicable law or waives any claim against any person arising out of circumstances in which such person has acted in a negligent or wrongful manner or has failed or refused to act in a manner where such failure or refusal may be deemed negligent or wrongful, (c) purports to allow either of the Initial Purchasers to act in its sole discretion or to establish the conclusiveness or evidentiary effect of any records or any determination by either of the Initial Purchasers, or (d) imposes liquidated damages, increased interest rates, premiums or late payment charges upon delinquency in payment or the occurrence of a default to the extent they are deemed to be penalties or forfeitures; (ii) the applicability, or the effect of the applicability, of any federal or state law regarding fraudulent conveyances or transfers or the solvency, adequacy of capital or ability to pay indebtedness of the Company or any Guarantor; (iii) any internal inconsistency in the terms and provisions of and among the Subject Documents; (iv) the validity, binding effect or enforceability of any document, agreement, instrument, letter or writing referred to in, incorporated by reference or otherwise mentioned in any Subject Document (except another Subject Document);
(v) any provision in any Subject Document that purports to sever any prohibited or invalid provision from the remaining portion of such Subject Document without invalidating the remainder of such provision or such Subject Document; (vi) land use or environmental laws, rules or regulations; (vii) antitrust, unfair competition, taxation or labor laws, rules or regulations; or (viii) the Company's or any Guarantor's rights in, or the status of title to, any property, or the creation, perfection or priority of any lien therein or thereon.

         We neither express nor imply any opinion regarding any securities, "blue sky" or commodities laws, rules or regulations.

         This opinion is given as of the date hereof, and we have no obligation to update this opinion or inform you of any changes or to determine whether the Company or any Guarantor will take any required actions in the future. Except for Locke Liddell & Sapp LLP and Alvin L. Thomas II, Esq. who may rely on this opinion in rendering their opinions to the Initial Purchasers in connection with the transactions described in the Subject Documents, this opinion is for the sole benefit of the Initial Purchasers in connection with the Subject Documents and the transactions contemplated thereby and may not be delivered to or relied upon by any


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other person, or be used or relied upon by the Initial Purchasers for any other purpose, without our prior written consent.

                                       Very truly yours,

                                       /s/  Kavanagh Maloney & Osnato LLP


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                                   SCHEDULE I

                                   GUARANTORS

SYNAGRO MIDWEST, INC.,
SYNAGRO OF MICHIGAN, INC.,
SYNAGRO OF WISCONSIN, INC.,
SYNAGRO OF MINNESOTA - REHBEIN, INC.,
SYNAGRO MIDWEST - ENVIROLAND, INC.,
SYNAGRO SOUTHWEST, INC.,
SYNAGRO OF TEXAS-CDR, INC.,
SYNAGRO OF TEXAS-VITAL-CYCLE, INC.,
SYNAGRO SOUTHEAST, INC.,
SYNAGRO OF NORTH CAROLINA-EWR, INC.,
SYNAGRO OF NORTH CAROLINA-AMSCO, INC.,
SYNAGRO OF FLORIDA - A&J, INC.,
SYNAGRO OF FLORIDA - ANTI-POLLUTION, INC.,
SYNAGRO OF FLORIDA - DAVIS WATER, INC.,
SYNAGRO OF FLORIDA - ECOSYSTEMS, INC.,
SYNAGRO NORTHEAST, INC.,
COMPOSTING CORPORATION OF AMERICA,
ORGANI-GRO, INC.,
ST INTERCO, INC.,
ENVIRONMENTAL PROTECTION & IMPROVEMENT COMPANY, INC.,
SYNAGRO MID-ATLANTIC, INC.,
SYNAGRO WEST, INC.,
SYNAGRO COMPOSTING COMPANY OF CALIFORNIA, INC.,
SYNAGRO OF CALIFORNIA, INC.,
NEW ENGLAND TREATMENT COMPANY, INC.,
FAIRHAVEN RESIDUAL SYSTEMS, INC.,
NETCO-CONNECTICUT, INC.,
NETCO-RESIDUALS MANAGEMENT SYSTEMS, INC.,
NETCO-WATERBURY SYSTEMS, INC., F/K/A  NETCO-WATERBURY, INC.,
NEW HAVEN RESIDUALS SYSTEMS, INC.,
RESIDUAL TECHNOLOGIES SYSTEMS, INC.,
RESIDUALS PROCESSING, INC.,
FUTURE - TECH ENVIRONMENTAL SERVICES, INC.,
SYNAGRO - WWT, INC.,
SOARING VISTA PROPERTIES, INC.,
NYOFCO HOLDINGS, INC.,
SYNAGRO - WCWNJ, INC.,
SYNAGRO - BALTIMORE, L.L.C.,
SYNAGRO DIGESTION, INC.,
SYNAGRO TEXAS, INC.,
SYNAGRO DELAWARE, INC.,


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RESIDUAL TECHNOLOGIES, LIMITED PARTNERSHIP,
FAIRHAVEN RESIDUALS, LIMITED PARTNERSHIP,
NETCO-WATERBURY, LIMITED PARTNERSHIP,
NETCO-RESIDUALS MANAGEMENT, LIMITED PARTNERSHIP,
NEW HAVEN RESIDUALS, LIMITED PARTNERSHIP,
PROVIDENCE SOILS, LLC,
SYNAGRO MANAGEMENT, L.P,
NEW YORK ORGANIC FERTILIZER COMPANY,


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